SECOND LEASE MODIFICATION AGREEMENT


         Agreement made this 23 day of May 1996 between 200 Madison Associates, L.P., c/o George Comfort & Sons, Inc., 200 Madison Avenue, New York, New York (hereinafter called "Landlord") and FAB INDUSTRIES, INC., a New York Corporation with an office at 200 Madison Avenue, New York, New York 10016 (hereinafter called "Tenant").

                                   WITNESSETH
                                   ----------

         WHEREAS, Landlord as successors in interest to Glockhurst Corporation, N.V., and Tenant entered into a lease, dated as of December 8, 1988 for Part 7th Floor as modified by Agreement dated April 2nd, 1991 ("the Lease") in the building known as 200 Madison Avenue, New York, New York (hereinafter called the "building"); and


         WHEREAS, Landlord and Tenant wish to further modify the foregoing lease in respect set forth.


         NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the receipt and sufficiency of which is hereby acknowledged, it is agreed that the foregoing lease be, and same hereby is, modified as follows:


          1. The term shall be extended for an additional period of ten (10) years to commence on May 1, 1996 and to expire on April 30, 2006.

          2.   The "fixed annual rental" for said additional period shall be:

          a) For the period of May 1, 1996 through April 30, 1999, Six Hundred Ninety Three Thousand and 00/100 ($693,000.00) Dollars.

          b)   For the  period of May 1, 1999  through  April 30,  2002 shall be
               Seven   Hundred  Forty  Two  Thousand  Five  Hundred  and  00/100
               ($742,500.00) Dollars.

          c)   For the period of May 1, 2002 through  April 30,  2006,  shall be
               Eight   Hundred   Eight   Thousand   Five   Hundred   and  00/100
               ($808,500.00) Dollars.

         2. Provided that Tenant is not in default of any of the terms or conditions of the as modified beyond any applicable grace, notice and cure periods, Tenant shall receive credits against the payment of fixed annual rental as follows:

         a) For the period of May 1, 1996 through April 30, 2001, Two Hundred Ten Thousand and 00/100 ($210,000.00) Dollars per annum in monthly installments of Seventeen Thousand Five Hundred and 00/100 (17,500.00) dollars per month.

         b) For the period of May 1, 2001 through April 30, 2002, Two Hundred Seventy Five Thousand and 00/100 ($275,000.00) Dollars per annum in monthly installments of Twenty Two Thousand Nine Hundred Sixteen and 67/100 (22,916.67) Dollars per month.

         c) For the period of May 1, 2002 through April 30, 2006, One Hundred Thousand and 00/100 ($100,000.00) Dollars per annum in monthly installments of Eight Thousand Three Hundred Thirty Three and 33/100 ($8,333.33)
                  Dollars per month.


         3. Provided Tenant is not in default of any of the terms and conditions of the Lease as modified beyond any applicable grace periods, Tenant shall have the right to cancel the Lease


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

effective April 30, 2001 provided prior written notice is given to Landlord by July 31, 2000, time being of the essence.


         4. Effective as of May 1, 1996, Article 33 and 56 of the Lease shall be replaced by the following new Article 33 on May 1, 1996;


ELECTRICITY


         A. Landlord agrees to furnish up to six (6) watts of electric current per rentable square foot for Tenant's use in the demised premises (exclusive of the currently existing building air conditioning system), upon and subject to the terms and conditions set forth in this Article 33. Tenant is to be responsible for the distribution of such electricity throughout the demised premises. From and after the Commencement Date, Tenant shall purchase all electric current consumed in the demised premises from Landlord or Landlord's designated agent on the basis of Consolidated Edison Company of New York rate schedule for which Landlord purchases electricity (or the rate schedule closest thereto if such rate schedule no longer exists), as applied to all electricity consumed in the demised premises during the applicable billing period. Tenant's consumption of electrical energy at the demised premises will be measured by submeters installed by Landlord at Landlord's expense. Tenant also shall pay Landlord an administrative charge, as additional rent, of five (5%) percent of each bill to reimburse Landlord for the costs incurred in reading such submeters and the billing and collection of amounts payable by Tenant pursuant to this
Article 33.

         B. Where more than one submeter measures Tenant's electric service (including such electric energy as is consumed in connection with the operation of the ventilation and air conditioning equipment servicing the demised premises), the service rendered through each submeter may be computed and billed at Landlord's option separately as above set forth or as an aggregate total in accordance with the provisions hereof. Bills therefor any be rendered monthly and shall be payable on demand as additional rent. In the event that such bills are not paid within sixty (60) days after the same are rendered, Landlord may, without further notice, discontinue the service of electric current to the demised premises without releasing Tenant from any liability under this lease and without Landlord's agent incurring


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

any liability for any damage or loss sustained by Tenant by such discontinuance of service.


         C. Landlord is not in any way liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant's requirements. Any riser or risers necessary to supply Tenant's electrical requirements in excess of those specified in Paragraph A will, upon written request of Tenant, be installed by landlord at the sole cost and expense of Tenant if, in Landlord's reasonable judgment, the same are necessary and will not cause adverse damage or injury to the building or the operation thereof or the demised premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants. Landlord will not, nor will it be required to, commence such installation unless and until Tenant approves in writing all costs in connection therewith. In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions. Tenant's use of electric current shall never exceed the capacity of existing feeders or risers to, or wiring installations in, the building and the demised premises. All of such costs and expense shall be paid by Tenant to Landlord within thirty
(30) days after rendition of any bill or statement to Tenant therefor.

         D. Provided Landlord is discontinuing such service of electrical current to a majority of tenants in the building, Landlord may discontinue such service of electric current upon thirty (30) days notice to Tenant (or such longer period of time as is necessary for Tenant to obtain electric current directly from another source provided Tenant diligently makes application for the same) without being liable to Tenant therefor and without in any way affecting this lease or the liability of Tenant hereunder or causing a diminution of fixed rent. Such discontinuance is not to be deemed to be a lessening or diminution of service within the meaning of any law, rule or regulation now or hereafter enacted, promulgated or issued. If Landlord so discontinues furnishing electric current to Tenant, Tenant shall arrange to obtain electric current directly from the public utility company servicing the building (the "Utility Company"). Such electric current may be furnished to Tenant by means of the then existing building system feeders, risers and wiring to the extent that the same are available, suitable and safe for such purposes. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment that may be required to obtain electric current directly from the

Utility Company shall be installed and maintained by Landlord, at Tenant's expense.

         E. Tenant agrees not to make any alterations or additions to the electric equipment and/or appliances presently installed in the demised premises without the prior written consent of Landlord in each instance. Rigid conduit only will be allowed.

         F. If any tax is imposed upon Landlord's receipt from the sale or resale of electric energy to Tenant by any federal, state or municipal authority, where permitted by law, Tenant agrees to pay Landlord on demand Tenant's pro-rata share of such taxes, as additional rent

         G. Anything in Paragraph B to the contrary notwithstanding, if the Commencement Date occurs prior to the installation and property calibration of the submeters, then Tenant shall pay Landlord for Tenant's consumption of electricity in the demised premises at rates reasonably estimated by Landlord's electrical consultant that Tenant would pay if such meters were fully operational. In addition, if during any time during the Term, it is determined that the submeters servicing the demised premises are or were malfunctioning, Tenant shall pay Landlord an amount reasonably estimated by Landlord's electrical consultant to be the amount that would have been payable by Tenant had such malfunction not occurred.


         5.  Effective as of May 1, 1996, the "Base Tax Year" as provided for in
Article 40 section A.2. shall become the New York City Tax Year commencing July 1, 1996 and ending on June 30, 1997. Notwithstanding the foregoing, no additional rent shall be due by Tenant for increase in Real Estate Taxes prior to January 1, 1998.


         6. Effective as of May 1, 1996, Article 40 C. of the Lease is to be removed in its entirety and replaced with the following new Article 40.C.


         In lieu of paying additional rents related to increases in the Labor Rate, Tenant agrees to pay the following to Landlord:


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

          1.   For the period of May 1, 1996 through April 30, 1997, none.

          2. For the period of May 1, 1997 through April 30, 1998, Six Thousand Six Hundred and 00/100 ($6,600.00) Dollars per annum, Five Hundred Fifty and 00/100 ($550.00) Dollars per month.

          3. For the period of May 1, 1998 through April 30, 1999, Thirteen Thousand Eight Hundred Sixty and 00/100 ($13,860.00) Dollars per annum, One Thousand One Hundred Fifty Five and 00/100 ($1,155.00) Dollars per month.

          4. For the period of May 1, 1999 through April 30, 2000, Twenty One Thousand Seven Hundred Eighty and 00/100 ($21,780.00) Dollars per annum, One Thousand Eight Hundred Fifteen Dollars and 00/100 ($1,815.00) Dollars per month.

          5. For the period of May 1, 2000 through April 30, 2001, Thirty Thousand Three Hundred Sixty and 00/100 ($30,360.00) Dollars per annum, Two Thousand Five Hundred Thirty and 00/100 ($2,530.00) Dollars per month.

          6. For the period of May 1, 2001 through April 30, 2002, Thirty Nine Thousand Six Hundred and 00/100 ($39,600.00) Dollars per annum, Three Thousand Three Hundred and 00/100 ($3,300.00) Dollars per month.

          7. For the period of May 1, 2002 through April 30, 2003, Forty Nine Thousand Five Hundred and 00/100 ($49,500.00) Dollars per annum, Four Thousand One Hundred Twenty Five and 00/100 ($4,125.00) Dollars per month.

          8. For the period of May 1, 2003 through April 30, 2004, Sixty Thousand Sixty and (00/100) ($60,060.00) Dollars per annum, Five Thousand Five and 00/100 ($5,005.00) Dollars per month.

          9. For the period of May 1, 2004 through April 30, 2005, Seventy One Thousand Two Hundred Eighty and 00/100 ($71,280.00) Dollars per annum, Five Thousand Nine Hundred Forty and 00/100 ($5,940.00) Dollars per month.

          10. For the period of May 1, 2005 through April 30, 2006, Eighty Three Thousand One Hundred Sixty and 00/100


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               ($83,160.00)  Dollars per annum, Six Thousand Nine Hundred Thirty and 00/100 ($6,930.00) Dollars per month.


          7. Effective as of May 1, 1996, Article 45 of the Lease as modified is replaced with the following new Article 45:


BROKER:


         Tenant and Landlord each represent and warrant to each other that neither consulted nor negotiated with any broker or finder with regard to the rental of the demised premises from Landlord other than George Comfort & Sons, Inc., and Jeffrey Management Corp. Each party agrees to indemnify and hold
Landlord harmless from any claims, damages, costs and expenses (including attorneys' fees and disbursements) suffered or incurred by Landlord by reason of any breach of the foregoing representation.

         Landlord agrees to pay George Comfort & Sons, Inc., and Jeffrey Management Corp., any commissions which become due related to the extension of the term of the Lease in accordance with separate agreement to be entered into by George Comfort & Sons, Inc., and Jeffrey Management Corp. with Landlord.


         7. Except as herein modified, all other terms, covenants and conditions of the Lease are and shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       200 MADISON ASSOCIATES, L.P., LANDLORD


                                       By:  LOEB PARTNERS REALTY AND
                                             DEVELOPMENT CORP., General Partner

                                            By: /s/
                                               ----------------------
                                            Title:  V.P.

                                       FAB INDUSTRIES, INC., - TENANT


                                        By: /s/ Samson Bitensky
                                           ---------------------
                                               Chairman

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